STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

NATIONAL REGISTERED AGENTS, INC.
701 S CARSON ST STE 200
CARSON CITY, NV 89701

Job:C20190410-1958
April 11, 2019

Special Handling Instructions:
* Amnd'd and Rst'd, Amnd Entity Name, Series D, New Bsns License FSC EMAIL 04/11 CEF

* An'l List Filing written on Instructions, but no Filing Form in Job

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Amended & Restated Articles	20190159957-28	4/10/2019 2:51:51 PM	1	$175.00	$175.00
24 Hour Expedite	20190159957-28	4/10/2019 2:51:51 PM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	55500058371669222030651	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:

File Stamped Copy	1
Business License	1

NATIONAL REGISTERED AGENTS, INC.
701 S CARSON ST STE 200
CARSON CITY, NV 89701

090503

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of Barbara K. Cegavske Barbara K. Cegavske Secretary of State State of Nevada	Document Number **20190159957-28**
	Filing Date and Time **04/10/2019 2:51 PM**
	Entity Number **C12660-2004**

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation
(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)
(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

COMPASS BIOTECHNOLOGIES INC.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ The entity name has been amended.

☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)

☐ The purpose of the entity has been amended.

☐ The authorized shares have been amended.

☒ The directors, managers or general partners have been amended.

☐ IRS tax language has been added.

☐ Articles have been added.

☐ Articles have been deleted.

☒ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

ARTICLE III: 100,000,000 Shares of Series D Preferred shares have been authorized.

4. Effective date and time of filing: (optional) Date: 04/09/2019 Time: 12:00 am
(must not be later than 90 days after the certificate is filed)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
COMPASS BIOTECHNOLOGIES INC.

COMPASS BIOTECHNOLOGIES INC. (the "Corporation"), a corporation organized under the laws of the State of Nevada, by its Chief Executive Officer does hereby certify that:

1. Pursuant to the provisions of Sections 78.390 and 78.403 of Nevada Revised Statutes ("NRS") the Corporation hereby amends and restates its Articles of Incorporation as follows:

2. The amendment and restatement of the Articles of Incorporation as set forth below was adopted by the Corporation's Board of Directors by the unanimous written consent on April 08, 2019 in accordance with the provisions of NRS 78.315 and NRS 78.390.

3. The amendment and restatement of the Articles of Incorporation as set forth below was approved by the written consent of the 75% majority stockholder on April 08, 2019.

4. That the undersigned officer has been authorized and directed by the Board of Directors to execute and file this certificate setting forth the text of the Articles of Incorporation of the Corporation as amended and restated in its entirety to this date as follows:

Pursuant to and in accordance with the laws of NEVADA, the following are the Amended and Re-Stated Articles of Incorporation of COMPASS BIOTECHNOLOGIES INC., a NEVADA corporation (the "Company"):

ARTICLE I
NAME

The name of the Company is: BANGI INC.

ARTICLE II
PURPOSES AND POWERS

The Company is organized to engage in any and all lawful acts, activities and/or pursuits for which Companies may presently or hereafter be organized under NEVADA law.

The Company shall have all powers allowed by law. The purposes stated herein shall be construed as powers as well as purposes and the enumeration of a specific purpose or power shall not be construed to limit or restrict the meaning of general terms or the general powers; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

<u>ARTICLE III</u>
AUTHORIZED SHARES

1. **<u>Classes of Stock</u>.**

The Corporation shall have 5 classes of stock. The total number of shares of stock which this Corporation shall have authority to issue is 10,000,000,000, of which 9,897,999,997 shares shall be Common Stock, $0.00001 par value per share (the Common Stock"); and 1,000,000 shares shall be Series A Preferred Stock, $0.0001 par value per share and a 10 for one conversion right to common (the "Series A Preferred Stock"); and 1,000,000 shares shall be Series B Preferred Stock, $0.0001 par value per share (the "Series B Preferred Stock"); and 3 Series C Preferred Stock, $0.0001 par value per share (the "Series C Preferred Stock"); and 100,000,000 shares Series D Preferred Stock of which the respective classes of preferred stock and their certificate of designations, preferences, rights and limitations can be found in the attached Exhibit A. Subject to the limitations prescribed by law and the provisions of this Certificate of Incorporation, the Board of Directors of the Corporation is authorized to issue the preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board of Directors in a resolution or resolutions providing for the issue of such preferred stock.
Subject to the powers, preference, and rights of any preferred stock, including any series thereof, having any preference or priority over, or rights superior to, the common stock and except as otherwise provided by law, the holders of common stock shall have and possess all powers and voting and other rights pertaining to the stock of the Corporation and each share of common stock shall be entitled to one vote.

<u>ARTICLE IV</u>
REGISTERED AGENT

The name and address of its resident agent in the State of NEVADA is NATIONAL REGISTERED AGENTS, INC. OF NV, at 701 S CARSON STREET, STE 200, CARSON CITY, NEVADA, 89701. Either the registered office or the registered agent may be changed in the manner provided by NEVADA law or the Bylaws of the Company when adopted.

<u>ARTICLE V</u>
DIRECTORS

The governing board of the Company shall be known as the Board of Directors. The number of Directors comprising the Board of Directors shall be fixed at a minimum of one and may be increased or decreased from time to time in the manner provided in NEVADA law and the Bylaws of the Company when adopted. The current Board of Directors consists of Four persons who are as follows:

Office	Name
President	RICHARD SHYKORA 8904-60th AVENUE NW EDMONTON, ALBERTA, CANADA T6E6A6
Secretary	RICHARD SHYKORA 8904-60th AVENUE NW EDMONTON, ALBERTA, CANADA T6E6A6
Treasurer	RICHARD SHYKORA 8904-60th AVENUE NW EDMONTON, ALBERTA, CANADA T6E6A6
Director	RICHARD SHYKORA 8904-60th AVENUE NW EDMONTON, ALBERTA, CANADA T6E6A6
Director	DR. NEIL PARSAN 18530 MACK AVE GROSS POINT FARMS, MI 48236
Director	WILLARD L. JACKSON 18530 MACK AVE GROSS POINT FARMS, MI 48236
Director	HILL HARPER 18530 MACK AVE GROSS POINT FARMS, MI 48236

ARTICLE VI
INCORPORATOR

The name and mailing address of the incorporator of the original Articles of Incorporation is:

Doug Ansell, 6075 South Eastern Ave., Suite 1, Las Vegas, Nevada 89119-3146

ARTICLE VII
OFFICER AND DIRECTOR LIABILITY

1. The Company shall indemnify and may advance expenses to its directors, officers, employees, fiduciaries or agents and to any person who is or was serving at the Company's request as a director, officer, partner, trustee, employee, fiduciary or agent of another domestic or foreign corporation or other person or of an employee benefit plan (and their respective estates or personal representatives) to the fullest extent as from time to time permitted by NEVADA law.
2. The personal liability of the directors and officers of the Company to the Company or its stockholders, or to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by NEVADA law.
3. Any repeal or modification of this Article VII by the stockholders of the Company shall not adversely affect any right or protection of any person existing at the time of such repeal or modification.

ARTICLE VIII

Shares of the Corporation shall not be subject to assessment for payment of the debts of the Corporation.

ARTICLE IX

The Board of Directors shall have the power to make, adopt, amend, or repeal the Bylaws of the Corporation with the written consent and approval of a majority shareholder vote of 75%.

ARTICLE X

In the event that the Board of Directors of the Corporation determines that it is in the Corporation's best interest to amend these Articles of Incorporation, the Board of Directors shall adopt a resolution setting forth the proposed amendment and declaring its advisability and submit the matter to the stockholders entitled to vote thereon for the consideration and approval by a majority of the stockholders thereof in accordance with the provision of the NRS and these Articles of Incorporation.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation are hereby executed pursuant to the resolution of the Board of Directors and a majority shareholder vote of 75%, effective as of APRIL 08, 2019.

____

Richard Shykora, CEO, Director

CONSENT TO ACTION BY SHAREHOLDERS

OF COMPASS BIOTECHNOLOGIES INC.

WITHOUT MEETING

WHEREAS, Bangi Investments, LLC., ("Shareholder"), is a shareholder of COMPASS BIOTECHNOLOGIES INC., a Nevada Corporation (The "Company"), who holds 75% voting rights of the Company's common stock (the "Common Stock"), and deems it appropriate to vote all his/her shares of the Common Stock in favour of an amendment to the Company's Charter of Incorporation, and that such shareholder action shall occur pursuant to a written consent without a meeting in accordance with Nevada State General Corporation Law.

NOW THEREFORE, pursuant to Nevada General Corporation Law, Shareholder hereby exercises his/her rights as a shareholder of the Company and consents to take this action without a meeting, waives notice of a meeting to take the corporate action set forth herein and votes all of his/her shares of Company Common Stock in favor of:

1. Amend Article I: Name of Corporation shall be changed to **BANGI INC.**; and
2. Amend Article III: The Company shall add a new Class of Preferred Stock: 100,000,000 shares of SERIES D PREFERRED.
3. Amend Article V: The Corporation hereby appoints 3 New Board Members, Dr. Neil Parsan, Willard L. Jackson and Hill Harper.
4. Filing such Articles of Amendment to the Company Charter with the Secretary of State of Nevada if Necessary.

This Consent to Action by Shareholder without a meeting is hereby executed and delivered to the Company and is dated and effective this 8th day of April 2019.

____

Shareholder Signature

____Nicole Birch________________

Bangi Investments, LLC., Manager

WRITTEN CONSENT TO ACTION
WITHOUT A MEETING
OF THE
BOARD OF DIRECTORS OF
COMPASS BIOTECHNOLOGIES INC.

WHEREAS, in furtherance of the business strategy of Compass Biotechnologies Inc., a Nevada corporation (the "Company") and in recognition of the Company's present circumstances, the Board of Directors has deemed it appropriate to take the corporate action described herein without holding a meeting, the waiver and notice of which is unanimously acknowledged and agreed to by the Directors through their execution of this Written Consent to Action Without a Meeting (the "Written Consent").

RESOLVED, that the Board of Directors hereby confirms and ratifies the submission of a proposal to the shareholders of the Company to change the name of the corporation to:

BANGI INC.

RESOLVED, that the Board of Directors directs the Chief Executive Officer and/or corporate Secretary that upon receipt of the requisite approval from shareholders regarding the proposed corporate action, that such individual(s) shall file a certificate of amendment to the certificate of incorporation with the Nevada Secretary of State and it approves and adopts the resolutions contained herein as an act of the Company, with such approval to be conclusively evidenced by the execution of this Written Consent by the Board of Directors, as well as the preparation and execution of any and all other documents necessary to facilitate the actions of the Company as described herein.

RESOLVED, that the Principal Executive Officer and Secretary of the Company hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Company, to execute all other documents necessary to facilitate the actions of the Company as described herein.

Dated to be effective as of April 08, 2019.

____
Richard Shykora, CEO

WRITTEN CONSENT TO ACTION
WITHOUT A MEETING
OF THE
BOARD OF DIRECTORS OF
COMPASS BIOTECHNOLOGIES INC.

WHEREAS, in furtherance of the business strategy of Compass Biotechnologies Inc., a Nevada corporation (the "Company") and in recognition of the Company's present circumstances, the Board of Directors has deemed it appropriate to take the corporate action described herein without holding a meeting, the waiver and notice of which is unanimously acknowledged and agreed to by the Directors through their execution of this Written Consent to Action Without a Meeting (the "Written Consent").

RESOLVED, that the Board of Directors hereby confirms and ratifies the submission of a proposal to the shareholders of the Company to Authorize a new series of Preferred Stock: 100,000,000 shares of SERIES D PREFERRED;

RESOLVED, that the Board of Directors directs the Chief Executive Officer and/or corporate Secretary that upon receipt of the requisite approval from shareholders regarding the proposed corporate action, that such individual(s) shall file a certificate of amendment to the certificate of incorporation with the Nevada Secretary of State and it approves and adopts the resolutions contained herein as an act of the Company, with such approval to be conclusively evidenced by the execution of this Written Consent by the Board of Directors, as well as the preparation and execution of any and all other documents necessary to facilitate the actions of the Company as described herein.

RESOLVED, that the Principal Executive Officer and Secretary of the Company hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Company, to execute all other documents necessary to facilitate the actions of the Company as described herein.

Dated to be effective as of April 08, 2019.

____

Richard Shykora, CEO

EXHIBIT A

CERTIFICATE OF DESIGNATION, PREFERRENCES, RIGHTS AND LIMITATIONS OF SERIES D PREFERRED STOCK

I. DESIGNATION, AMOUNT & DIVIDENDS

A. Designation: The designation of said series of Preferred Stock shall be SERIES D Preferred Stock, $0.00001 par value per share (the "SERIES D Preferred Stock").

B. Number of Shares: The number of shares of SERIES D Preferred Stock authorized shall be One Hundred Million (100,000,000). Each share of SERIES D Preferred Stock shall have a stated value equal to $0.000001 (as may be adjusted for any stock dividends, combinations or splits with respect to such shares) (the "SERIES D Stated Value").

C. Dividends: Initially, there will be no dividends due or payable on the SERIES D Preferred Stock. Any future terms with respect to dividends shall be determined by the Board of Directors consistent with the Corporation's Certificate of Incorporation. Any and all such future terms concerning dividends shall be reflected in an amendment to this Certificate, which the Board of Directors shall promptly file or cause to be filed.

II. LIQUIDATION RIGHTS.

In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holder of SERIES D Preferred Stock shall be entitled to receive assets of the Corporation available for distribution to the holders of capital stock of the Corporation. The SERIES D Preferred Stock shall have priority and preference with respect to any distribution of any of the assets of the Corporation to Common Stock shareholders. Neither a consolidation or merger of the Corporation with another corporation or other entity nor a sale, transfer, lease or exchange of all or part of the Corporation's assets will be considered a liquidation, dissolution or winding up of the affairs of the Corporation for purposes of this Article II.

III. CONVERSION AND NON-DILUTION

Conversion. The holders of the SERIES D Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

A. Conversion at the Option of the Holder: Each share of SERIES D Preferred Stock is convertible, in whole or in part, at the option of the Holder thereof ("Optional Conversion") in conjunction with an "Approved Company Registration Statement", or a legal opinion outlining the appropriate exemption from registration afforded to the holder, into Shares of Common Stock as delineated below by the Conversion Price terms and conditions.

1. The number of shares of Common Stock each share of SERIES D Preferred Stock shall be convertible into shall be determined by the following: dividing $0.50 by the Conversion Price (x) in effect at the time of conversion (as defined below in section 2), and then multiplying such quotient (y) by each share of the SERIES D Preferred Stock (z) to be converted. The price at which the shares of Common Stock shall be deliverable upon conversion without payment of any additional consideration by the holder thereof shall be $0.50 per share initially (the "Initial Conversion Price"). The Conversion Price shall be subject to adjustments as defined below.

2. The term "<u>Conversion Price</u>" shall mean the lowest reported sale price for the 10 days prior to the Optional Conversion Date provided for in the Conversion Notice (attached herein as EXHIBIT AI), however, the Conversion Price cannot be lower than $0.001. The Common

Stock shares shall be governed by a Lock-Up/Leak-Out Agreement to assure our minority shareholders are protected. See Exhibit AII.

3. **LOCK-UP RESTRICTIONS ON CONVERSION**: Shares of SERIES D Preferred Stock may not be converted into shares of Common Stock for a period of: a) six (6) months after being issued through a dividend; b) purchased through an offering memorandum or subscription agreement, if the Company voluntarily or involuntarily files public reports pursuant to Section 12 or 15 of the Securities Exchange Act of 1934; or c) twelve (12) months if the Company does not file such public reports

B. Mechanics of Conversion: The conversion right of a holder shall be exercised by the holder of shares of SERIES D Preferred Stock by contacting the Company. Once approved, the shares shall be included in the next upcoming Registration Statement. They shall surrender to the Corporation of the certificates representing shares of SERIES D Preferred Stock to be converted at any time during usual business hours at its principal place of business or the offices of the Transfer Agent, accompanied by written notice to the Corporation that the holder elects to convert all or a portion of the shares of SERIES D Preferred Stock represented by such certificate and specifying the name or names (with address) in which a certificate or certificates or other appropriate evidence of ownership representing shares of Common Stock are to be issued and (if so required by the Corporation or the Transfer Agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the Transfer Agent duly executed by the holder of SERIES D Preferred Stock or its duly authorized legal representative. The date on which a holder of SERIES D Preferred Stock satisfies the foregoing requirements for conversion is referred to herein as the "Conversion Date". The Corporation will deliver shares of Common Stock due upon conversion. Immediately prior to the close of business on the Conversion Date, each converting holder of SERIES D Preferred Stock shall be deemed to be the holder of record of the shares of Common Stock issuable upon conversion of such holder's SERIES D Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates or other appropriate evidence of ownership representing such Common Stock shall not then be actually delivered to such holder. On the Conversion Date, all rights with respect to the shares of SERIES D Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except the rights of Holders thereof to (a) receive certificates or other appropriate evidence of ownership representing the number of whole shares of Common Stock into which such shares of SERIES D Preferred Stock have been converted and (b) exercise the rights to which they are entitled as holders of Common Stock.

C. Settlement upon Conversion: The Company shall satisfy its obligation to deliver shares of Common Stock upon conversion of SERIES D Preferred Stock by delivering to holders of SERIES D Preferred Stock surrendering shares for conversion the applicable number of shares in accordance with the Conversion Price, as soon as practicable after the third Trading Day (but in no event later than the fifth Business Day) following the Conversion Date.

D. No Fractional Shares: No fractional shares of Common Stock will be issued from the Conversion of the SERIES D Preferred Stock. If the Conversion of SERIES D Preferred Stock would result in the issuance of a fractional share of Common Stock to a holder (aggregating all shares of SERIES D Preferred Stock being converted pursuant to a given Conversion), then the Corporation shall issue one share of Common Stock to each holder of SERIES D Preferred Stock with a fractional share as the result of the Conversion.

E. Non-Dilution: Shares of SERIES D Preferred Stock are anti-dilutive to reverse splits, and therefore in the case of a reverse split, are convertible to the number of Common Shares after the reverse split as would have been equal to the ratio established in Section III prior to the reverse split. The conversion rate of shares of SERIES D Preferred Stock, however, would increase proportionately in the case of forward splits, and may not be diluted by a reverse split following a forward split.

EXHIBIT A

IV. RANK

All shares of the SERIES D Preferred Stock shall rank (i) senior to the Corporation's Common Stock, par value $0.00001 per share (the "Common Stock"), (ii) pari passu with any class or series of capital stock of the Corporation hereafter created and specifically ranking, by its terms, on par with the SERIES D Preferred Stock and (iii) junior to SERIES C, by their terms in each case, as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

V. VOTING RIGHTS

Each one share of the SERIES D Preferred Stock shall have voting rights equal to one (1) vote of Common Stock. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of SERIES D Preferred Stock shall vote together with the holders of Common Stock, without regard to class, except as to those matters on which separate class voting is required by applicable law or the Corporation's Certificate of Incorporation or Bylaws.

VI. PRICE

A. The initial price of each share of SERIES D Preferred Stock shall be $0.50.

B. The price of each share of SERIES D Preferred Stock may be changed either through a majority vote of the Board of Directors through a resolution at a meeting of the Board of Directors, or through a resolution passed at an Action Without Meeting of the unanimous Board of Directors, until such time as a listed secondary and/or listed public market develops for the shares.

VII. MISCELLANEOUS

A. Status of Converted or Redeemed Stock: In case any shares of SERIES D Preferred Stock shall be redeemed or otherwise repurchased or reacquired, the shares so redeemed, repurchased, or reacquired shall resume the status of authorized but unissued shares of Preferred Stock and shall no longer be designated as SERIES D Preferred Stock.

B. Lost or Stolen Certificates: Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificate(s) and (ii) in the case of loss, theft or destruction, indemnity (with a bond or other security) reasonably satisfactory to the Corporation, or in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Preferred Stock Certificates at the cost of the shareholder. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificates if the holder of SERIES D Preferred Stock contemporaneously requests the Corporation to convert such holder's SERIES D Preferred Stock.

C. Waiver: Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of SERIES D Preferred Stock granted hereunder may be waived as to all shares of SERIES D Preferred Stock (and the holders thereof) upon the unanimous written consent of the holders of the SERIES D Preferred Stock.

D. Notices : Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carrier or by confirmed facsimile transmission, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally

EXHIBIT A

recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party as set forth below, or such other address and telephone and fax number as may be designated in writing hereafter in the same manner as set forth in this Section.

EXHIBIT A

EXHIBIT AI

SERIES D Convertible Preferred Stock
CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the SERIES D Convertible Preferred Stock of **COMPASS BIOTECHNOLOGIES, INC.** (the **"Certificate of Designation")**. In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of SERIES D Preferred Stock, par value $.00001 per share (the "Preferred Shares"), of **COMPASS BIOTECHNOLOGIES, INC.**, a Nevada corporation (the **"Company")**, indicated below into shares of Common Stock, par value $.00001 per share (the **"Common Stock")**, of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:
Stock certificate no(s):
Number of Preferred Shares to be converted:
Common Stock has been sold: YES NO
Please confirm the following information: Conversion Rate:
Number of shares of Common Stock to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:
Facsimile Number:

Authorization:

By: ____________
Title: ____________
Dated: ____________

EXHIBIT A

EXHIBIT AII

The Lock-Up/Leak-Out Agreement

LOCK-UP/LEAK-OUT AGREEMENT

THIS LOCK-UP/LEAK-OUT AGREEMENT (the "Agreement") is between **COMPASS BIOTECHNOLOGIES, INC.** a Nevada corporation (the "Company"), and the undersigned person or entity listed on the Counterpart Signature Page hereof, sometimes referred to herein as the "Shareholder." For all purposes of this Agreement, "Shareholder" includes any "affiliate, non-affiliate, controlling person of Shareholder, agent, representative or other person with whom Shareholder is acting in concert.

WHEREAS, it is intended that the shares of SERIES D Preferred Stock of the Company covered by this Agreement shall only include the preferred stock currently owned by the Shareholder and represented by the stock certificate (or any successor stock certificate issued on the transfer of such stock certificate) described on the Counterpart Signature Page hereof (the "SERIES D Preferred Stock"); and

WHEREAS, the execution and delivery of this Agreement was a condition of the issuance to the Shareholder of the SERIES D Preferred Stock covered hereby; and

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Except as otherwise expressly provided herein, and except as the Shareholder may be otherwise restricted from selling shares of SERIES D Preferred Stock under applicable federal or state securities laws, rules and regulations and Securities and Exchange Commission (the "SEC") interpretations thereof, the Shareholder may only sell the SERIES D Preferred Stock subject to the following conditions, commencing on the later of Six (6) months from (i) the date the Company issues SERIES D Preferred Stock. Following the Lock-Up Period, the Shareholder may sell the SERIES D Preferred Stock as follows (the "Leak-Out Period"):

2. The Shareholder shall be allowed to convert to Common Shares and sell Shareholder's SERIES D Preferred Stock, with the Shareholder understanding that a "conversion", or any series of "conversions", that would result in Shareholder having an aggregate equity interest exceeding 4.99% of the issued and outstanding securities of the Company (to be defined for all purposes hereof as the amount indicated in the Company's most recent filing with the SEC) will not be allowed and limit their ability to convert the Shareholder's SERIES D Preferred Stock until such time that their equity interest does not exceed 4.99% of the issued and outstanding securities of the Company, as defined herein.

EXHIBIT A

3. Except as otherwise provided herein, all SERIES D Preferred Stock shall be sold by the Shareholder in "broker's transactions" and in compliance with the "manner of sale" requirements as those terms are defined in Rule 144 of the SEC during the Leak-Out Period.

4. An appropriate legend describing this Agreement shall be imprinted on each stock certificate representing SERIES D Preferred Stock covered hereby, and the transfer records of the Company's transfer agent shall reflect such restrictions.

5. The delivery of a duly executed copy of the Broker/Dealer Agreement by the Shareholder's broker and a duly executed Seller's Resale Agreement by the Shareholder in the forms to be approved by legal counsel for the Company shall be satisfactory evidence for all purposes of this Agreement that the Shareholder and the broker will comply with the "brokers' transactions" and "manner of sale" requirements of this Agreement, and no further evidence thereof will be required of the Shareholder; provided, however, the Company may confirm such compliance with any Shareholder and the Shareholder's broker, to the extent that it deems reasonably required or necessary to assure compliance with this Agreement; and provided, however, that the Shareholder can otherwise provide satisfactory evidence to the Company of such compliance, subject to the Company's acceptance of any such alternative compliance evidence.

6. Notwithstanding anything to the contrary set forth herein, the Company may, in its sole discretion and in good faith, at any time and from time to time, waive any of the conditions or restrictions contained herein to increase the liquidity of the Common Stock or if such waiver would otherwise be in the best interests of the development of the trading market for the SERIES D Preferred Stock. Unless otherwise agreed, all such waivers shall be pro rata, as to all founding Shareholders of the Company who have executed a Lock-Up/Leak-Out Agreement as a condition to the receipt of the SERIES D Preferred Stock. Notwithstanding, the Company may allow any Shareholder the right to sell or transfer SERIES D Preferred Stock in a private transaction, subject to receipt of an opinion of legal counsel for the Company, and subject to any transferee's execution and delivery of a copy of this Agreement.

7. Except as otherwise provided in this Agreement or any other agreements between the parties, the Shareholder shall be entitled to their respective beneficial rights of ownership of the SERIES D Preferred Stock, including the right and privileges afforded under the Designations, Rights, Privileges and Dividends.

8. The number of shares of SERIES D Preferred Stock included in any allotment that can be sold by the Shareholder hereunder shall be appropriately adjusted should the Company make a dividend or distribution, undergo a forward split or a reverse split or otherwise reclassify its shares of Common Stock.

9. This Agreement may be executed in any number of counterparts with the same force and effect as if all parties had executed the same document.

10. All notices, instructions or other communications required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by certified mail, return receipt requested, overnight delivery or hand-delivered to all parties to this Agreement, to the Company, at **18530 Mack Ave, Gross Point farms, MI 48236** and to the Shareholder, at the address in the Counterpart Signature Page. All notices shall be deemed to be given on the same day if delivered by hand or on the following business day if sent by overnight delivery or the second business day following the date of mailing.

11. The resale restrictions on the SERIES D Preferred Stock set forth in this Agreement shall be in addition to all other restrictions on transfer imposed by applicable United States and state securities laws, rules and regulations.

12. The Company or the Shareholder who fails to fully adhere to the terms and conditions of this Agreement shall be liable to every other party for any damages suffered by any party by reason of any such breach of the terms and conditions hereof. The Shareholder agrees that in the event of a breach of any

EXHIBIT A

of the terms and conditions of this Agreement by the Shareholder, that in addition to all other remedies that may be available in law or in equity to the non-defaulting parties, a preliminary and permanent injunction, without bond or surety, and an order of a court requiring such Shareholder to cease and desist from violating the terms and conditions of this Agreement and specifically requiring the Shareholder to perform his/her/its obligations hereunder is fair and reasonable by reason of the inability of the parties to this Agreement to presently determine the type, extent or amount of damages that the Company or any non-defaulting Shareholder may suffer as a result of any breach or continuation thereof.

13. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and may not be amended except by a written instrument executed by the parties hereto and approved by a majority of the members of the Board of Directors of the Company.

14. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts entered into and to be performed wholly within said State; and the Company and the Shareholder agree that any action based upon this Agreement may be brought in the United States federal and state courts situated in Nevada only, and that shall each submit to the jurisdiction of such courts for all purposes hereunder.

15. In the event of default hereunder, the non-defaulting parties shall be entitled to recover reasonable attorney's fees incurred in the enforcement of this Agreement.

16. This Agreement shall be binding upon any successors or assigns of the SERIES D Preferred Stock, without qualification, and in the event of any exchange of the SERIES D Preferred Stock under a merger or reorganization or other transaction of the Company by which the SERIES D Preferred Stock is subject to exchange for other securities in any manner, this Agreement shall remain if full force and effect and shall apply to any securities received or receivable in exchange for such SERIES D Preferred Stock, without qualification.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the day and year first above written.

Date: 04/08/2019
By: Richard Shykora
Its: CEO

EXHIBIT A

LOCK-UP/LEAK-OUT AGREEMENT
COUNTERPART SIGNATURE PAGE

This Counterpart Signature Page for that certain Lock-Up/Leak-Out Agreement (the "Agreement") effective as of the latest signature date hereof, among **COMPASS BIOTECHNOLOGIES, INC.,** a Nevada corporation (the "Company"); and the undersigned, by which the undersigned, through execution and delivery of this Counterpart Signature Page, intends to be legally bound by the terms of the Agreement, as a Shareholder, of the number of shares of the Company set forth below and represented by the stock certificate described below.

Name: ______________________________

Street Address: ______________________________

City and State: ______________________________

Stock Certificate No.
and Number of Shares: ______________________________

Date: ______________________________

Signature: ______________________________

Representative
Capacity, if Applicable: ______________________________

SECRETARY OF STATE

STATE OF NEVADA

NEVADA STATE BUSINESS LICENSE

BANGI INC.

Nevada Business Identification # NV20041471587

Expiration Date: May 31, 2019

In accordance with Title 7 of Nevada Revised Statutes, pursuant to proper application duly filed and payment of appropriate prescribed fees, the above named is hereby granted a Nevada State Business License for business activities conducted within the State of Nevada.

Valid until the expiration date listed unless suspended, revoked or cancelled in accordance with the provisions in Nevada Revised Statutes. License is not transferable and is not in lieu of any local business license, permit or registration.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on April 11, 2019

Barbara K. Cegavske

Barbara K. Cegavske
Secretary of State

You may verify this license at www.nvsos.gov under the Nevada Business Search.

License must be cancelled on or before its expiration date if business activity ceases. Failure to do so will result in late fees or penalties which by law <u>cannot</u> be waived.